SXC HEALTH SOLUTIONS TO PROVIDE TECHNOLOGY SERVICES AND SUPPORT TO MAJOR PBM

- Three year agreement provides expanded technology tools to support full-service PBM’s continued growth in marketplace -

Lisle, Illinois, June 5, 2008 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of pharmacy benefits management services, announced an agreement for its Health Care Information Technology (HCIT) group to provide ongoing business and technology services to Prescription Solutions, Inc, a UnitedHealth Group company. The contract has a provision for a three-year base period that would generate approximately $2.5 million in revenue over each year of the agreement, and contains provisions to potentially extend the agreement beyond the three-year term.

SXC has provided technology support and services to Prescription Solutions, Inc. since 1993. Under the terms of the new agreement, SXC will continue to provide application maintenance, development support, and collaborative enhancements for the pharmacy benefit systems licensed under separate agreements.  This agreement extends SXC’s support to new applications - including extensive Medicare Part D product support - as well as additional business implementations over the course of the agreement.

“This agreement strengthens and expands our valued and long-standing relationship with Prescription Solutions,” said Mike Bennof, Executive Vice President of Health Care Information Technology at SXC.  “Our goal is to be the industry’s leading provider of tools, technology and services to help our customers better manage pharmacy programs, and in turn, to reduce the cost of drug delivery and enhance the healthcare experience for their plan members. We are very pleased to be partnered with a market leader like Prescription Solutions, and to help them achieve such operational objectives.”

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry.  The Company's product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries.  SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com